CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2006, relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Report to Shareholders of Rydex Dynamic Funds, comprised of Dynamic S&P 500 Master Fund, Inverse Dynamic S&P 500 Master Fund, Dynamic OTC Master Fund, Inverse Dynamic OTC Master Fund, Dynamic Dow Master Fund, Inverse Dynamic Dow Master Fund, Dynamic S&P 500 Fund, Inverse Dynamic S&P 500 Fund, Dynamic OTC Fund, Inverse Dynamic OTC Fund, Dynamic Dow Fund, and Inverse Dynamic Dow Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2006